Report of Ernst & Young LLP,

To the Shareholders and Board of Trustees of ABN AMRO Funds:

In planning and performing our audit of the financial statements of the ABN AMRO Funds (comprising, respectively, the Treasury Money Market Fund, Government Money Market Fund, Money Market Fund, Tax-Exempt
Money Market Fund, Fixed Income Fund, Tax-Exempt Fixed
Income Fund, Europe Equity Growth Fund, Balanced Fund,
Value Fund, Growth Fund, International Equity Fund, Small
Cap Fund, Real Estate Fund, Asian Tigers Fund, Latin
America Equity Fund and Institutional Prime Money Market
Fund (all 16 Funds comprising ABN AMRO Funds)) for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of ABN AMRO Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December
31, 2000.

This report is intended solely for the information and use of the Board of Trustees and management of ABN AMRO
Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Ernst & Young LLP



Boston, Massachusetts
February 15, 2001